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                                                                    Exhibit 10.2








                                    GUARANTEE

APT Satellite Company Limited
c/o APT Satellite Holdings Limited
Room 3111-3112
One Pacific Place
88 Queensway
Hong Kong

         Re:      Guarantee of Obligations of Loral Asia Pacific Satellite (HK)
                  Limited

Dear Sirs:

1. In connection with Loral Asia Pacific Satellite (HK) Limited ("Loral") entering into that certain lease agreement dated as of August 18, 1999 (the "Lease Agreement") with APT Satellite Company Limited ("APT") for the lease and purchase of certain satellite and satellite-related assets, and for good and valuable consideration, Loral Space & Communications Ltd., a Bermuda company which is the corporate parent of Loral (the "Guarantor"), hereby unconditionally and irrevocably guarantees to APT, in accordance with the terms and conditions set forth below, the due and punctual performance by Loral of its contractual obligations under the Lease Agreement (Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Lease Agreement.)

2. The Guarantor irrevocably guarantees to APT:

         2.1 that upon a default by Loral of its obligations under the Lease Agreement, the Guarantor will, upon demand, do all things necessary to forthwith remedy the default and to completely perform or cause to be completely performed Loral's obligations under the Lease Agreement; and

         2.2 to indemnify and hold harmless APT and its Affiliates from any loss, damage and expenses that may be suffered or incurred by APT and its Affiliates as a result of any default of Loral under the Lease Agreement.

3. Guarantor acknowledges that:

         3.1 although, as between the Guarantor and Loral, the Guarantor may be a surety only, as between the Guarantor and APT, the Guarantor will be liable as a primary obligor for all the contractual obligations of Loral under the Lease Agreement;

         3.2 this Guarantee constitutes a continuing guaranty, is irrevocable and will remain in full force and effect until all the obligations of Loral under the Lease


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                  Agreement have been fully performed and satisfied; and

         3.3 The Guarantor's obligations hereunder will not be released or in any way affected by:

                  (i) any amendment, change or modification, in whole or in part, of the Lease Agreement; or

                  (ii) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of Loral or APT under the Lease Agreement.

4. The Guarantor hereby represents and warrants to APT that:

         4.1 It is a company duly organized, validly existing and in good standing under the laws of Bermuda; it is registered or qualified to do business in every jurisdiction where such registration or qualification is necessary; and it has all legal power and authority to own its property and to carry on its present business.

         4.2. The execution, delivery and performance of this Guarantee are within its corporate powers and have been duly authorized by all necessary corporate action. It is not in default under any credit or other agreement, indenture, lease or instrument in any respect that can reasonably be expected to have any material adverse effect on its business, operations or financial condition or its ability to perform its obligations hereunder.

         4.3 The execution, delivery and performance of this Guarantee (i) will not violate any law, order, decree, regulation or other governmental directive having the force of law which is applicable to the Guarantor; (ii) will not contravene any governmental guidelines or policy statement applicable to the Guarantor but not having the force of law; (iii) will not conflict with the Memorandum of Association or Bye-Laws, or equivalent documents, of the Guarantor; (iv) will not conflict with or result in the breach of, or in the imposition of any lien, security interest, encumbrance or charge under, any agreement or instrument to which the Guarantor is a party or by which it or any of its properties or assets is bound; and
                  (v) will not constitute a default or an event that, with the giving of notice or the passage of time or both, would constitute a default under any such agreement or instrument.

         4.4 No authorizations, approvals, exemptions or consents of, and no filings or registrations with, any government authority are necessary for the execution, delivery or performance by the Guarantor of this Guarantee or for the validity or enforceability hereof.

         4.5 This Guarantee constitutes its legal, valid and binding obligations enforceable against the Guarantor in accordance with its terms, except as enforceability


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                  may be limited by applicable bankruptcy, insolvency,
                  reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

5. Guarantor agrees with APT that:

         5.1 This Guarantee shall be governed by and construed in accordance with the law of the State of New York;

         5.2 This Guarantee shall be binding upon, and inure to the benefit of, Guarantor and APT and their respective successors and assigns;

         5.3 Failure or delay on the part of APT to exercise any right or privilege hereunder shall not operate as a waiver nor shall any partial exercise of any right or privilege preclude any further exercise thereof and that any waiver by APT at any time of a breach of any term or provision of this Guarantee shall not be construed as a waiver by APT of any subsequent breach, its rights to such provision, or any of its other rights hereunder;

         5.4 If any one or more provisions contained in this Guarantee shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein or therein shall not in any way be affected or impaired;

         5.5 Service of notices, demands and proceedings under this Guarantee may be effected by facsimile transmission directed to the attention of Eric J. Zahler at 212-338-5350 or such other number as the Guarantor may designate by notice in writing to APT; and

         5.6 Any dispute arising out of or in connection with this Guarantee shall be submitted for binding arbitration to be conducted pursuant to the provisions of Article 13.5 of the Lease Agreement.

DATED this 18th day of August 1999.




LORAL SPACE & COMMUNICATIONS LTD.

By:      /s/ Nicholas C. Moren
         -----------------------------------
Name:    Nicholas C. Moren
Title:   Senior Vice President and Treasurer

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Accepted and agreed to by

APT SATELLITE COMPANY LIMITED

By:       /s/ He Ke Rang
         ---------------------------
Name:    He Ke Rang
Title:   Vice Chairman and President

Dated:   August 18, 1999












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